UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.)

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[ ]	Soliciting Material Pursuant to § 240.14a-12.

ETF SERIES SOLUTIONS

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Grayscale Future of Finance ETF

July 28, 2023

Dear Shareholder,

The Special Meeting of Shareholders of Grayscale Future of Finance ETF (“GFOF”) has been adjourned until August 24, 2023. Your fellow shareholders have shown strong support by voting for the new investment sub-advisory agreement. To date, greater than 95% of shares voted were FOR the Proposal. We need less than 60,000 shares to pass the Proposal.

Please take advantage of your right to vote. Please join your fellow shareholders who have voted by taking a few minutes to sign, date, and mail the enclosed proxy card in the prepaid envelope provided or follow the instructions below to vote by telephone or internet. Once we have received your vote, you will not receive any further communications encouraging you to vote.

Vote by Phone by calling 1-866-839-1852 and speaking with a proxy voting specialist today.  Our representatives are available weekdays from 10 a.m. to 11 p.m. Eastern time. You may also call the toll-free number on the enclosed card and follow the prompts.

Vote by Internet by visiting the internet address on the enclosed card and following the instructions.
Vote by Mail by completing, signing, and dating the enclosed card and returning it in the enclosed prepaid return envelope.

If you receive a phone call from our proxy solicitor, Morrow Sodali Fund Solutions (“MSFS”), you can vote your shares over the phone with the MSFS representative.  Or you may call MSFS toll-free at 1-866-839-1852 to ask any questions related to the meeting agenda and/or vote your shares.

Thank you,

/s/ Joshua J. Hinderliter
JOSHUA J. HINDERLITER
Secretary
ETF Series Solutions